EXHIBIT 5.1


                       OPINION OF GLEISS LUTZ HOOTZ HIRSCH

                    [Letterhead of Gleiss Lutz Hootz Hirsch]

                                                                December 8, 2000

Brokat Aktiengesellschaft
Management Board
Industriestrasse 3
70565 Stuttgart


Ladies and Gentlemen:

We have acted as counsel to Brokat Aktiengesellschaft, a German corporation (the "Company"), in connection with the Agreement and Plan of Merger concluded between the Company and Automated Financial Systems, Inc., a New York corporation ("AFS") and the shareholders of AFS named therein (the "Agreement"). This opinion is being furnished in connection with the Registration Statement on Form S-8 of the Company (the "Registration Statement") covering shares of the Company (the "Restricted Shares") to be issued pursuant to restricted stock grants granted by AFS.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement (ii) the Articles of Association of the Company; (iii) the Registration Statement; (iv) resolutions of the management board and supervisory board of the Company approving the capital increase to enable the Company to issue new shares in the Company (the "Shares") to shareholders of AFS and the certificate of subscription for the Shares; (vi) the entry of the Company in the commercial register of the Amtsgericht Stuttgart; and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination of documents, we have assumed that (i) all documents submitted to us are authentic originals or, if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Based upon and subject to the foregoing, we are of the opinion that the Restricted Shares were validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Federal Republic of Germany and we do not express any opinion as to the laws of any other jurisdiction. This opinion is delivered to you solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose by any other person or entity without our express prior written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/  Dr. Ingo Scholz
-----------------------------
     Dr. Ingo Scholz





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